                          [SIDLEY & AUSTIN LETTERHEAD]



                               February 11, 1997


Securities and Exchange Commission
450 5th St., N.W.
Judiciary Plaza
Washington, D.C. 20549

        Re:  ToHQ, Inc. Inc. - Registration Statement on Form S-2
             Commission File No. 333-18641

Ladies and Gentlemen:

        We have acted as counsel for ToHQ, Inc., a New York corporation (the "Company"), in connection with registration under the Securities Act of 1933, as amended (the "Securities Act"), of the sale of up to 1,725,000 authorized but unissued shares of common stock, $0.0001 par value (the "New Shares"), of the Company. The New Shares are to be registered for sale pursuant to the accompanying Registration Statement on Form S-2 (the "Registration Statement").

        In our capacity as counsel for the Company and for purposes of this opinion, we have made such examinations and investigations of the legal and factual matters we deemed advisable, and have examined the originals or copies identified to our satisfaction as being true copies of the originals, of the certificates, documents, corporate records, and other instruments that we, in our judgment, have considered necessary or appropriate to enable us to render the opinion expressed below. We have relied, without independent investigation or confirmation, upon certificates provided by public officials and officers of the Company as to certain factual matters. In the course of our examinations and investigations, we have assumed the genuineness of all signatures on original documents, and the due execution and delivery of all documents requiring due execution and delivery for the effectiveness thereof.




                                   EXHIBIT 5

        Based upon and subject to the foregoing and in reliance thereon, and subject to the assumptions, exceptions and qualifications set forth herein, it is our opinion that the New Shares have been duly authorized, and when certificates representing the New Shares shall have been duly executed, countersigned, registered, and delivered and paid for in accordance with the terms of the Underwriting Agreement between the Company and Wedbush Morgan Securities Inc., as Representative of the several Underwriters, will be legally issued, fully paid and nonassessable.

        We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the New Shares.

        We consent to the filing of this opinion with the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. Subject to the foregoing sentence, this opinion is solely for your benefit and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent. In giving our consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                        Very truly yours,

                                        /s/ Sidley & Austin